                                                             EXHIBIT 99(a)(1)(i)

                            MEMBERWORKS INCORPORATED

                           OFFER TO PURCHASE FOR CASH
                          UP TO 500,000 SHARES OF ITS
                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                  AT A PURCHASE PRICE NOT GREATER THAN $35.00
                         NOR LESS THAN $30.00 PER SHARE

THE OFFER TO PURCHASE, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON WEDNESDAY DECEMBER 15, 2004, UNLESS THE TENDER OFFER IS EXTENDED

                                                               November 15, 2004

     We hereby invite our stockholders to tender up to 500,000 shares of our common stock for purchase by us at a price not greater than $35.00 nor less than $30.00 per share, net to the seller in cash, without interest. Our tender offer is being made upon the terms and subject to the conditions described in this Offer to Purchase.

     Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to The Altman Group, Inc., the information agent, at the address and telephone number set forth on the back cover of this Offer to Purchase, and copies will be furnished promptly at our expense. Stockholders also may contact their local broker, dealer, commercial bank or trust company for assistance concerning the tender offer.

     No person has been authorized to make any recommendation on our behalf as to whether stockholders should tender shares pursuant to the tender offer. No person has been authorized to give any information or to make any representations in connection with the tender offer other than those contained in this document or in the related Letter of Transmittal. If given or made, the recommendation and the other information and representations must not be relied upon as having been authorized by us.

     THIS TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THIS TENDER OFFER, HOWEVER, IS SUBJECT TO OTHER CONDITIONS. SEE
SECTION 7.

     The shares are listed and traded on The Nasdaq National Market under the symbol "VTRU". On November 5, 2004, the last full trading day before announcement of the tender offer, the last reported sale price of the shares on The Nasdaq National Market was $31.874. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

     Our board of directors has approved the tender offer. However, neither we nor any member of our board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered. See Section 9.
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                               TABLE OF CONTENTS

SECTION                                                            PAGE
-------                                                            ----
SUMMARY TERM SHEET...............................................    3
FORWARD-LOOKING STATEMENTS.......................................    8
THE TENDER OFFER.................................................   10
1.   NUMBER OF SHARES; PRIORITY OF PURCHASES; PRORATION..........   10
2.   TENDERS BY HOLDERS OF FEWER THAN 100 SHARES.................   12
3.   PROCEDURE FOR TENDERING SHARES..............................   12
4.   WITHDRAWAL RIGHTS...........................................   18
5.   ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE
     PRICE.......................................................   19
6.   CONDITIONAL TENDER OF SHARES................................   19
7.   CONDITIONS TO THE TENDER OFFER..............................   20
8.   PRICE RANGE OF SHARES; DIVIDENDS............................   22
9.   PURPOSE OF THE TENDER OFFER; CERTAIN ADDITIONAL EFFECTS OF
     THE TENDER OFFER; PLANS AND PROPOSALS.......................   22
10.  INFORMATION CONCERNING MEMBERWORKS..........................   25
11.  SOURCE AND AMOUNT OF FUNDS..................................   26
12.  INTEREST OF DIRECTORS, OFFICERS AND AFFILIATES; TRANSACTIONS
     AND ARRANGEMENTS CONCERNING SHARES..........................   26
13.  LEGAL MATTERS; REGULATORY APPROVALS.........................   29
14.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES................   29
15.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.........   33
16.  FEES AND EXPENSES...........................................   34
17.  MISCELLANEOUS...............................................   34

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                               SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. It highlights material information in this document, but you should understand that it does not describe all of the details of the tender offer to the same extent described in this document. We urge you to read the entire document and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY SHARES?

     MemberWorks Incorporated, which we refer to as "we," "us" or "MemberWorks," is offering to purchase up to 500,000 of shares of its common stock, par value $0.01 per share, in a tender offer.

WHAT WILL THE PURCHASE PRICE FOR THE SHARES BE AND WHAT WILL BE THE FORM OF PAYMENT?

     We are conducting the tender offer through a procedure called a modified "Dutch Auction". This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The price range for the tender offer is $30.00 to $35.00 per share. We will select the lowest purchase price that will allow us to buy 500,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares we purchase will be purchased at the same purchase price, even if some of the shares are tendered below the purchase price, but we will not purchase any shares above the purchase price selected by us. If you wish to maximize the chance that your shares will be purchased, you should check the box under the caption "Shares Tendered at Price Determined Under the Tender Offer" in the Letter of Transmittal or, if you are a participant in our 401(k) Profit Sharing Plan whose shares are held by Bankers Trust Co., NA ("Bankers Trust") or our Employee Stock Purchase Plan whose shares are held by Computershare Trust Company Incorporated ("Computershare"), in the Direction Form, indicating that you will accept the purchase price selected by us. You should understand that this election will have the same effect as if you selected the minimum price of $30.00 per share. If your shares are purchased in the tender offer, you will be paid the purchase price in cash, without interest, as soon as practicable after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. If you are a participant in our 401(k) Profit Sharing Plan whose shares are held by Bankers Trust you should be aware that the 401(k) Profit Sharing Plan is prohibited from sellings share to us for a price less than the prevailing market price. Accordingly, if you elect to tender shares held in your 401(k) Profit Sharing Plan account at a price that is lower than the closing sale price of those shares on The Nasdaq National Market on the expiration date of the tender offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than that closing price. This may result in such shares not being eligible for purchase. Additionally, if the prevailing market price is higher than the highest tender price (i.e., $35.00), your shares will not be eligible for purchase. See Section 1.

HOW MANY SHARES WILL MEMBERWORKS PURCHASE?

     We will purchase 500,000 shares in the tender offer, or such fewer number of shares as are properly tendered and not withdrawn prior to the expiration date. Five hundred thousand shares represents approximately 5% of our outstanding common stock. We also expressly reserve the right to purchase an additional number of shares not to exceed 2% of the outstanding shares, and could decide to purchase more shares, subject to applicable legal requirements. As of November 5, 2004, there were 10,022,083 shares issued and outstanding. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 1.

WHY IS MEMBERWORKS MAKING THE TENDER OFFER?

     We believe that the tender offer is a prudent use of our financial resources given our business profile, assets, recent trading volume and current market price, and that investing in our own shares is an attractive use of capital and an efficient means to provide value to our stockholders. The tender offer also will provide increased liquidity to holders of shares and the opportunity for holders to sell shares without the usual transaction costs associated with open market sales. Depending on market conditions and the availability of capital and subject to restrictions contained in the indenture governing our 9 1/4% Senior Notes due 2014, our board may authorize additional repurchases in the future. Pursuant to existing authority from the board, management may purchase an additional 1,179,007 shares in the future. See Section 9.

HOW WILL MEMBERWORKS PAY FOR THE SHARES?

     Assuming we purchase 500,000 shares in the tender offer at the maximum specified purchase price of $35.00 per share, $17.5 million will be required to purchase such shares. We expect to fund the purchase of shares under the tender offer and the payment of related fees and expenses from available cash. The tender offer is not conditioned upon the receipt of financing. See Section 11.

CAN I TENDER PART OF MY SHARES AT DIFFERENT PRICES?

     Yes, you can elect to tender part of your shares at one price and an additional amount of shares at a second price. However, you cannot tender the same shares at different prices. If you tender some shares at one price and other shares at another price, you must use a separate Letter of Transmittal or, if you are a participant in our 401(k) Profit Sharing Plan whose shares are held by Bankers Trust or our Employee Stock Purchase Plan whose shares are held by Computershare, you must us a separate direction form for each price. See Section 3.

HOW LONG DO I HAVE TO TENDER MY SHARES?

     You may tender your shares until the tender offer expires. The tender offer will expire on Wednesday, December 15, 2004, at 5:00 p.m., New York City time, unless we extend it. If your shares are held through our 401(k) Profit Sharing Plan whose shares are held by Bankers Trust or our Employee Stock Purchase Plan whose shares are held by Computershare, for administrative reasons, you have a deadline for directing the trustee or agent of your plan, as applicable, to tender shares held in your plan account that is two business days earlier than the expiration of the tender offer (i.e., Monday, December 13, 2004) at 5:00 p.m., New York City time, unless the tender offer is extended. See Section 1. We may choose to extend the tender offer for any reason, subject to applicable laws. See Section 15.

HOW WILL I BE NOTIFIED IF MEMBERWORKS EXTENDS THE TENDER OFFER?

     We will issue a press release by 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. See Section 15.

WHAT WILL HAPPEN IF I DO NOT TENDER MY SHARES?

     Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. See Section 9.

ARE THERE ANY CONDITIONS TO THE TENDER OFFER?

     Yes. The tender offer is subject to conditions such as the absence of court and governmental action prohibiting the tender offer and changes in general market conditions or our business that, in our judgment, are or may be materially adverse to us. See Section 7.

HOW DO I TENDER MY SHARES?

     Unless you are a participant in our 401(k) Profit Sharing Plan whose shares are held by Bankers Trust or our Employee Stock Purchase Plan whose shares are held by Computershare as described in the next question, to tender your shares:

     - you must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to the depositary at the address appearing on the back cover page of this Offer to Purchase; or

     - the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal; or

     - you must comply with the guaranteed delivery procedure,

prior to 5:00 p.m., New York City time, on Wednesday December 15, 2004, unless the tender offer is extended. If your shares are held through a broker, dealer, commercial bank or other nominee, you must request such broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. You may also contact the information agent for assistance. See Section 3 and the instructions to the related Letter of Transmittal.

HOW DO PARTICIPANTS IN THE MEMBERWORKS 401(K) PROFIT SHARING PLAN AND THE MEMBERWORKS EMPLOYEE STOCK PURCHASE PLAN WHOSE SHARES ARE HELD BY COMPUTERSHARE PARTICIPATE IN THE TENDER OFFER?

     Participants in our 401(k) Profit Sharing Plan whose shares are held by Bankers Trust and participants in our Employee Stock Purchase Plan whose shares are held by Computershare may not use the Letter of Transmittal to direct the tender of shares held in their applicable plan account but instead must follow the separate instructions that will be sent to them from the trustee or agent of the applicable plan related to those shares. If you are a participant in our 401(k) Profit Sharing Plan whose shares are held by the Bankers Trust and you wish to have the Bankers Trust tender some or all of the shares held in your 401(k) Profit Sharing Plan account, you must complete and execute the Direction Form sent separately and return it pursuant to the instructions found in "Letter from Bankers Trust Co., NA to the Participants in the MemberWorks Incorporated 401(k) Profit Sharing Plan" sent to such participants. If you are a participant in our Employee Stock Purchase Plan whose shares are held by Computershare and you wish to have Computershare tender some or all of the shares held in your Computershare Employee Stock Purchase Plan account, you must complete and execute the Direction Form sent separately and return it pursuant to the instructions found in "Letter from Computershare Trust Company Incorporated to the Participants in the MemberWorks Employee Stock Purchase Plan" sent to such participants. Participants in our 401(k) Profit Sharing Plan whose shares are held by Bankers Trust and participants in our Employee Stock Purchase Plan whose shares are held by Computershare are urged to read the separate instruction and direction forms carefully. See Section 3. If you are a participant in our Employee Stock Purchase Plan whose shares are not held by Computershare, you would follow the directions set forth in the response to the previous question.

HOW DO HOLDERS OF VESTED BUT UNEXERCISED STOCK OPTIONS FOR SHARES PARTICIPATE IN THE TENDER OFFER?

     If you hold vested but unexercised stock options and you wish to participate in the tender offer, you may exercise such stock options in accordance with the terms of the stock option plan pursuant to which the options were granted and tender the shares received upon such exercise in accordance with the terms of the tender offer. If you are a holder of vested but unexercised stock options, you should follow the instructions sent to you by the administrator of the stock option plans. See Section 3.

ONCE I HAVE TENDERED SHARES IN THE TENDER OFFER, CAN I WITHDRAW MY TENDER?

     Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on Wednesday, December 15, 2004, unless we extend the tender offer, in which case you may withdraw tendered shares until the tender offer, as so extended, expires. If you are a participant in our 401(k) Profit Sharing Plan whose shares are held by Bankers Trust or if you are a participant in our Employee Stock

Purchase Plan whose shares are held by Computershare, you may withdraw your tender instructions at any time before 5:00 p.m., New York City time, Monday, December 13, 2004, unless we extend the tender offer, in which case you may withdraw tendered shares until two business days prior to the extended expiration date of the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 midnight, New York City time, January 10, 2005. See Section 4.

HOW DO I WITHDRAW SHARES I PREVIOUSLY TENDERED?

     You must deliver, on a timely basis, a written, telegraphic or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. Participants in our 401(k) Profit Sharing Plan whose shares are held by Bankers Trust or our Employee Stock Purchase Plan whose shares are held by Computershare who wish to withdraw their shares must follow the instructions found in "Letter from Bankers Trust Co., NA to the Participants in the MemberWorks Incorporated 401(k) Profit Sharing Plan" or "Letter from Computershare Trust Company Incorporated to the Participants in the MemberWorks Incorporated Employee Stock Purchase Plan", as applicable, sent to them separately. See Section 4.

HAS MEMBERWORKS OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE TENDER
OFFER?

     Our board of directors has approved the tender offer. However, neither we nor any member of our board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered. See Section 9.

WILL MEMBERWORKS' DIRECTORS AND EXECUTIVE OFFICERS OR SIGNIFICANT OUTSTANDING STOCKHOLDERS TENDER SHARES IN THE TENDER OFFER?

     Our directors and executive officers have advised us that they do not plan to tender any shares in the tender offer. We have also been advised by Messrs. Thomas Smith, Thomas Tryforos and Scott Vassalluzzo, who collectively comprise Prescott Investors and who own beneficially 15.5% of our outstanding common stock, that they do not intend to tender any shares. See Section 9.

FOLLOWING THE TENDER OFFER, WILL MEMBERWORKS CONTINUE AS A COMPANY?

     We do not believe that our purchase of shares in the tender offer will cause our remaining shares to be delisted from The Nasdaq National Market or cause us to be eligible for deregistration under the Securities Exchange Act of 1934, as amended. It is a condition of our obligation to purchase shares pursuant to the tender offer that there not be any reasonable likelihood, as determined by us in our reasonable judgment, that these events will occur. See
Section 7.

WHAT HAPPENS IF MORE THAN 500,000 SHARES ARE TENDERED IN THE TENDER OFFER?

     We will purchase shares:

     - first, from all holders of "odd lots" of less than 100 shares who properly tender all of their shares at or below the purchase price selected by us and do not withdraw them before the expiration date;

     - second, after purchasing the shares from the "odd lot" holders, from all other stockholders who properly tender shares at or below the purchase price selected by us, on a pro rata basis, subject to the conditional tender provisions described in Section 6; and

     - third, only if necessary to permit us to purchase 500,000 shares, from holders who have tendered shares subject to the condition that a specified minimum number of the holder's shares be purchased if any shares are purchased in the tender offer as described in Section 6 (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares. Therefore, all of the shares that you tender on a conditional basis in the tender offer may not be purchased even if they are tendered at or below the purchase price. See Section 1.

WHEN WILL MEMBERWORKS PAY FOR THE SHARES I TENDER?

     We will pay the purchase price, net to you in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. In the event of proration, we expect to be able to commence payment for shares approximately seven to ten business days after the expiration date. See Section 5.

WHAT IS THE RECENT MARKET PRICE OF MY MEMBERWORKS SHARES?

     On November 5, 2004, the last trading day before the announcement of the tender offer, the last reported sale price of our shares on The Nasdaq National Market was $31.874 per share. You are urged to obtain current market quotations for the shares before deciding whether and at which purchase price or purchase prices to tender your shares. See Section 8.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?

     If you are a registered stockholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you are a participant in our 401(k) Profit Sharing Plan whose shares are held by Bankers Trust or our Employee Stock Purchase Plan whose shares are held by Computershare and you tender shares held in your plan account, as applicable, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 1 and Section 3.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES?

     Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. In addition, the receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gains treatment, or (2) a dividend. Special tax consequences may apply to stockholders who hold shares through our 401(k) Profit Sharing Plan, our Employee Stock Purchase Plan or who hold vested stock options which are intended to be "incentive stock options" for tax purposes. See Section 14.

WILL I HAVE TO PAY ANY STOCK TRANSFER TAX IF I TENDER MY SHARES?

     If you instruct the depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

WHOM CAN I TALK TO IF I HAVE QUESTIONS?

     The Altman Group, Inc., the information agent, can help answer your questions relating to the tender offer. The address and telephone number for The Altman Group, Inc. is set forth on the back cover page of this Offer to Purchase. The Offer to Purchase and related Letter of Transmittal will be sent to participants in our 401(k) Profit Sharing Plan whose shares are held by Bankers Trust and our Employee Stock Purchase Plan whose shares are held by Computershare for informational purposes only. Participants in our 401(k) Profit Sharing Plan whose shares are held by Bankers Trust and our Employee Stock Purchase Plan whose shares are held by Computershare should contact the party set forth in the "Letter from Bankers Trust Co., NA to the Participants in the MemberWorks Incorporated 401(k) Profit Sharing Plan" or "Letter from Computershare Trust Company Incorporated to the Participants in the MemberWorks Incorporated Employee Stock Purchase Plan", as applicable, sent to them separately if they have questions relating to the tender offer or the number of shares held in the applicable plan account.

                           FORWARD-LOOKING STATEMENTS

     This Offer to Purchase contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which we operate and our management's beliefs and assumptions. These forward-looking statements include statements that do not relate solely to historical or current facts and can be identified by the use of words such as "believe," "expect," "estimate," "project," "continue" or "anticipate". These forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

     Forward-looking statements are not guarantees of future performance and are based on a number of assumptions and estimates that are inherently subject to significant risks and uncertainties, many of which are beyond our control, cannot be foreseen and reflect future business decisions that are subject to change. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the many factors that could cause actual results to differ materially from the forward-looking statements are:

     - higher than expected membership cancellations or lower than expected membership renewal rates;

     - changes in the marketing techniques of credit card issuers;

     - increases in the level of commission rates and other compensation required by marketing partners to actively market with us;

     - potential reserve requirements by business partners such as our credit card processors;

     - unanticipated termination of marketing agreements;

     - our ability to integrate acquired businesses into our management and operations and operate successfully;

     - the extent to which we can continue to successfully develop and market new products and services and introduce them on a timely basis;

     - unanticipated changes in or termination of our ability to process membership fees through third parties, including credit card processors and bank card associations;

     - our ability to develop and implement operational and financial systems to manage growing operations;

     - our ability to recover from a complete or partial system failure or impairment, other hardware or software related malfunctions or programming errors;

     - the degree to which we are leveraged;

     - our ability to obtain financing on acceptable terms to finance our growth strategy and to operate within the limitations imposed by financing arrangements;

     - further changes in the already competitive environment fix our products or competitors' responses to our strategies;

     - changes in the growth rate of the overall U.S. economy, or the international economy where we do business, such that credit availability, interest rates, consumer spending and related consumer debt are impacted;

     - additional government regulations and changes to existing government regulations of our industry, including the Federal Trade Commission's 2003 Amendment to its Telemarketing Sales Rule which created a national do-not-call list;

     - whether competitors of Lavalife move to a transactional-based model;

     - our ability to compete with other companies that have financial or other advantages;

     - adverse movement in foreign exchange rates;

     - our ability to attract and retain active members and users;

     - adverse results of litigation or regulatory matters; and

     - new accounting pronouncements.

     Many of these factors are beyond our control, and, therefore, our business, financial condition, results of operations and cash flows may be adversely affected by these factors.

     We caution that such factors are not exclusive. All of the forward-looking statements made or incorporated by reference in this Offer to Purchase are qualified by these cautionary statements and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Offer to Purchase. Except as required by law, we do not have any intention or obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

                                THE TENDER OFFER

1.  NUMBER OF SHARES; PRIORITY OF PURCHASES; PRORATION

  GENERAL

     Upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal, we will purchase up to 500,000 shares of our common stock that are validly tendered on or prior to the expiration date of the tender offer, and not withdrawn in accordance with
Section 4, at a price, determined in the manner set forth below, not greater than $35.00 nor less than $30.00 per share, net to the seller in cash, without interest. The later of 5:00 p.m., New York City time, on December 15, 2004, or the latest time and date to which the tender offer is extended pursuant to
Section 15, is referred to herein as the "expiration date". If this tender offer is oversubscribed as described below, only shares tendered at or below the purchase price on or prior to the expiration date will be eligible for proration. The proration period also expires on the expiration date.

     Subject to the requirements described in Section 15, in accordance with the rules of the Securities and Exchange Commission ("SEC"), we may, and we reserve the right to, purchase an additional number of shares, not to exceed 2% of our outstanding common stock (approximately 200,000 shares), without amending or extending this tender offer. See Section 15.

     We will determine the purchase price taking into consideration the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will enable us to purchase 500,000 shares, or such lesser number of shares as are validly tendered and not withdrawn, at prices not greater than $35.00 nor less than $30.00 per share, pursuant to this tender offer. This tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7 for a discussion of those conditions.

     Each stockholder who wishes to tender shares must specify the price, not greater than $35.00 nor less than $30.00 per share, at which the stockholder is willing to have us purchase the shares. Alternatively, tendering stockholders may elect to have their shares purchased at the price established by the modified Dutch Auction tender offer process, which could result in the tendering stockholder receiving a price per share as low as $30.00 or as high as $35.00 and will have the same effect as if the stockholder selected the minimum price of $30.00 per share. Promptly following the expiration date, we will determine the purchase price, not greater than $35.00 nor less than $30.00 per share, that we will pay for shares validly tendered and not withdrawn pursuant to this tender offer, taking into account the number of shares tendered and the prices specified by tendering stockholders. Except as provided below in the context of our 401(k) Profit Sharing Plan, all shares purchased pursuant to this tender offer will be purchased at the same purchase price. All shares not purchased pursuant to this tender offer, including shares tendered at prices greater than the purchase price and shares not purchased because of proration or because they were conditionally tendered and not accepted for purchase, will be returned to the tendering stockholders at our expense promptly following the expiration date. If your shares are purchased in the tender offer, you will be paid the purchase price in cash, without interest, as soon as practicable after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. If you are a participant in our 401(k) Profit Sharing Plan whose shares are held by Bankers Trust you should be aware that the 401(k) Profit Sharing Plan is prohibited from selling shares to us for a price less than the prevailing market price. Accordingly, if you elect to tender shares held in your 401(k) Profit Sharing Plan account at a price that is lower than the closing sale price of those shares on The Nasdaq National Market on the expiration date of the tender offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than that closing price. This may result in such shares not being eligible for purchase. Additionally, if the prevailing market price is higher than the highest tender price (i.e., $35.00), your shares will not be eligible for purchase.

     We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the tender offer is open by giving oral or written notice of such extension to the depositary and making a public announcement thereof. See Section 15. There can be no assurance, however, that we will exercise our right to extend the tender offer.

     If (1)(a) we increase the price to be paid for shares above $35.00 per share or decrease the price to be paid for shares below $30.00 per share, (b) we increase the number of shares being sought in the tender offer and such increase in the number of shares being sought exceeds 2% of the outstanding shares of common stock or (c) we decrease the number of shares being sought and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, we will extend the tender offer until the expiration of such period of ten business days. For purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Copies of this Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

     Participants in our 401(k) Profit Sharing Plan whose shares are held by Bankers Trust and participants in our Employee Stock Purchase Plan whose shares are held by Computershare may not use the Letter of Transmittal to direct the tender of their shares in those plans but instead will be furnished with separate instructions and directions forms from the trustee or agent of those plans which will indicate the terms and conditions for tendering those shares in the tender offer.

  PRIORITY OF PURCHASES

     Upon the terms and subject to the conditions of this tender offer, if 500,000 or fewer shares have been validly tendered at or below the purchase price and not withdrawn on or prior to the expiration date, we will purchase all the shares.

     Upon the terms and subject to the conditions of this tender offer, if more than 500,000 shares have been validly tendered at or below the purchase price and not withdrawn on or prior to the expiration date, we will purchase shares in the following order of priority:

     - First, all shares validly tendered at or below the purchase price and not withdrawn on or prior to the expiration date by or on behalf of any stockholder who owns of record or beneficially, an aggregate of fewer than 100 shares ("odd lots") and who validly tenders all of such shares (partial and conditional tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal.

     - Second, after purchase of all the shares properly tendered by odd lot holders, subject to the conditional tender provisions described in
       Section 6, all other shares validly tendered at or below the purchase price and not withdrawn on or prior to the expiration date on a pro rata basis, if necessary, with appropriate adjustments to avoid purchases of fractional shares. We will purchase the same percentage of shares tendered from each tendering stockholder in this second category. We will announce the proration percentage promptly after the tender offer expires.

     - Finally, if necessary to permit us to purchase 500,000 shares, shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the expiration date, will, to the extent feasible, be selected for purchase by random lot in accordance with Section 6. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

  PRORATION

     If proration of tendered shares is required, we will determine the proration percentage promptly after the expiration date. Proration for each stockholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares properly tendered and not withdrawn by the stockholder to the total number of shares properly tendered and not withdrawn by all stockholders at or below the purchase price, other than odd lot holders, subject to the conditional tender provisions described in
Section 6. This ratio will be applied to stockholders tendering shares to determine the number of shares, rounded up to the nearest whole share, that will be purchased from each stockholder pursuant to our tender offer.

     Because of the potential difficulty in determining the number of shares properly tendered and not withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the odd lot procedures described in Section 2 and the conditional tender procedures described in Section 6, we will announce the final proration percentage promptly after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. Stockholders may obtain preliminary proration information from the information agent, and may be able to obtain this information from their brokers. In the event of a proration, we anticipate that we will commence payment on the tendered shares within ten business days after the expiration date. Despite any proration, we will commence payment on the tendered shares promptly after the expiration date.

     As described in Section 14, the number of shares that we will purchase from a stockholder under our tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares. The Letter of Transmittal affords each stockholder the opportunity to designate the order of priority in which shares are to be purchased in the event of proration, should a stockholder decide to do so for U.S. federal income tax reasons. In addition, stockholders may choose to submit a "conditional tender" under the procedures described in Section 6 in order to structure their tender for U.S. federal income tax reasons.

2.  TENDERS BY HOLDERS OF FEWER THAN 100 SHARES

     Except to the extent that our purchase would result in the delisting of our common stock on The Nasdaq National Market, all shares validly tendered at or below the purchase price and not withdrawn on or prior to the expiration date by or on behalf of any stockholder who owned of record or beneficially an aggregate of fewer than 100 shares, will be accepted for purchase before proration, if any, of other tendered shares. Partial or conditional tenders will not qualify for this preference, and it is not available to record or beneficial holders of 100 or more shares, even if the holders have separate stock certificates for fewer than 100 shares. By accepting this tender offer, a stockholder owning of record or beneficially fewer than 100 shares will avoid the payment of brokerage commissions and the applicable odd lot discount payable in a sale of such shares in a transaction effected on a securities exchange.

     As of October 22, 2004, there were approximately 1,163 holders of record of our common stock. Because of the large number of shares held in the names of brokers and nominees, we are unable to estimate the number of beneficial owners of fewer than 100 shares or the aggregate number of shares they own. Any stockholder wishing to tender all of his or her shares pursuant to this section should complete the box captioned "Odd Lots" on the Letter of Transmittal. Stockholder who holds fewer than 100 shares through their 401(k) Profit Sharing Plan account or Employee Stock Purchase Plan account are not entitled to this preferential treatment relating to such shares.

3.  PROCEDURE FOR TENDERING SHARES

  SHARES HELD IN CERTIFICATED FORM

     To tender shares pursuant to our tender offer, either (1) or (2) below must occur:

          (1) A properly completed and duly executed Letter of Transmittal or facsimile thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the depositary at its address set forth on the back cover of this Offer to Purchase and either (i) certificates for the shares to be tendered must be received by the depositary at such address or (ii) the shares must be delivered pursuant to the procedures for book-entry transfer described below, and a confirmation of the delivery received by the depositary including an agent's message described under "Book-Entry Delivery" below, in each case on or prior to the expiration date.

          (2) You must comply with the guaranteed delivery procedure described under "Guaranteed Delivery" below.

     In accordance with Instruction 5 of the Letter of Transmittal, if you desire to tender shares, you must specify the price or prices, not greater than $35.00 nor less than $30.00 per share, at which you are willing to sell your shares. Prices may be specified in increments of $0.50. Alternatively, if you desire to tender your shares, you can choose not to specify a price and, instead, specify that you will sell your shares at the purchase price selected by us for shares properly tendered in our tender offer. By following the instructions to the Letter of Transmittal, you can specify one minimum price for a specified portion of your shares and a different minimum price for other specified shares. You also can condition your tender of shares on the purchase of all or a specified minimum number of your shares being purchased.

     If you wish to maximize the chance that your shares will be purchased at the purchase price we select, you should check the box in the section of the Letter of Transmittal next to "Shares Tendered At Price Determined under the Tender Offer". This means that you will accept the purchase price we select in accordance with the terms of our tender offer. Note that this election will have the same effect as if you selected the minimum price of $30.00 per share and could contribute to lowering the purchase price we ultimately select.

     If you wish to tender shares at more than one price you must complete separate letters of transmittal for each price at which shares are being tendered. The same shares cannot be tendered at more than one price. If you submit multiple letters of transmittal, you may withdraw all or any portion of the shares pursuant to a single notice of withdrawal made in accordance with
Section 4 of this Offer to Purchase.

  SIGNATURE GUARANTEE AND METHOD OF DELIVERY

     In cases where shares are tendered by a registered holder of our common stock who has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal, all signatures on the letters of transmittal must be guaranteed by an "eligible institution". An "eligible institution" is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (referred to herein as the "Exchange Act"). If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name of the registered owner appears on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

     A tender of shares pursuant to the procedures described in this section will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of our tender offer.

     In all cases, payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the depositary's account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, or an agent's message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

     The method of delivering all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at your election and risk. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     All deliveries in connection with our tender offer, including a Letter of Transmittal and certificates for shares, must be made to the depositary and not to us or the book-entry transfer facility. Any documents delivered to us or the book-entry transfer facility will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.

  BOOK-ENTRY DELIVERY

     The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of our tender offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer the shares into the depositary's account in accordance with the book-entry transfer facility's procedure for transfer. Even though delivery of shares may be effected through book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) or (2) below must occur for a valid tender:

          (1) A properly completed and duly executed Letter of Transmittal or a manually signed copy thereof with any required signature guarantees or an agent's message (as defined below) and any other required documents, must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this Offer to Purchase on or prior to the expiration date.

          (2) You must comply with the guaranteed delivery procedures set forth below.

     DELIVERY OF THE LETTER OF TRANSMITTAL (OR OTHER REQUIRED DOCUMENTATION) TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry transfer confirmation, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce the agreement against the participant.

  GUARANTEED DELIVERY PROCEDURES

     If you want to tender shares pursuant to our tender offer but your share certificates are not immediately available or cannot be delivered to the depositary prior to the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary prior to the expiration date, you can still tender your shares if all the following conditions are met:

     - the tender is made by or through an eligible institution;

     - the depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this Offer to Purchase, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible institution;

     - the depositary receives, within three trading days after the date of its receipt of the notice of guaranteed delivery;

     - the certificates for all tendered shares in proper form for transfer, or confirmation of book-entry transfer of such shares into the depositary's account at the book-entry transfer facility;

     - a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of it, or an agent's message in the case of a book-entry transfer; and

     - any other documents required by the Letter of Transmittal.

  RETURN OF UNPURCHASED SHARES

     If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

  DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS

     All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We reserve the absolute right to waive any of the conditions of the tender offer, which waiver shall apply to all properly tendered shares. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Our interpretation of the terms and conditions of our tender offer (including this document, the Letter of Transmittal and its instructions and other tender offer materials) will be final and binding. Neither we, the depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification.

  SHARES HELD THROUGH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY AND OTHER NOMINEE

     If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the broker, dealer, commercial bank, trust company or other nominee if you wish to tender your shares. You should contact your broker, dealer, commercial bank, trust company or other nominee in sufficient time to permit notification of your desire to tender to reach the depositary by the expiration date of our tender offer.

  SHARES HELD THROUGH OUR 401(K) PROFIT SHARING PLAN OR OUR EMPLOYEE STOCK PURCHASE PLAN

     Participants in our 401(k) Profit Sharing Plan whose shares are held by Bankers Trust and our Employee Stock Purchase Plan whose shares are held by Computershare must instruct the trustee of the applicable plan to tender some or all of the shares allocated to their plan account. Participants must follow the instructions in the "Letter from Banker Trust Co., NA to the Participants in the MemberWorks Incorporated 401(k) Profit Sharing Plan" or "Letter from Computershare Trust Company Incorporated to the Participants in the MemberWorks Incorporated Employee Stock Purchase Plan," as applicable, furnished separately. If you do not wish to tender shares, you do not need to take any action. All documents furnished to stockholders generally in connection with the tender offer will be furnished to participants whose plan account is credited with shares. PARTICIPANTS IN OUR 401(K) PROFIT SHARING PLAN WHOSE SHARES ARE HELD BY BANKERS TRUST AND OUR EMPLOYEE STOCK PURCHASE PLAN WHOSE SHARES ARE HELD BY COMPUTERSHARE MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF SHARES HELD IN SUCH PLANS, BUT MUST USE THE SEPARATE DIRECTION FORM SENT TO THEM. If you hold any shares outside of our 401(k) Profit Sharing Plan in addition to shares you hold in our 401(k) Profit Sharing Plan, or if you purchased shares pursuant to our Employee Stock Purchase Plan and such shares are not held by Computershare, and you wish to tender those shares as well, you should follow the procedures set forth elsewhere in this Offer to Purchase and the related Letter of Transmittal with respect to the tender of those shares.

     Our 401(k) Profit Sharing Plan is prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in the plan elects to tender shares at a price that is lower than the closing price of our common stock on The Nasdaq National Market on the expiration date, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on The Nasdaq National Market on the expiration date. This may result in such shares not being purchased in the tender offer. Additionally, if the prevailing market price is higher than the highest tender price (i.e., $35.00), your shares will not be eligible for purchase.

  HOLDERS OF VESTED STOCK OPTIONS

     Holders of vested but unexercised stock options who wish to participate in the tender offer may exercise such stock options in accordance with the terms of the 1995 Non-Employee Directors' Stock Option Plan, the 1995 Executive Officers' Stock Option Plan or 1996 Stock Option Plan, as applicable, and tender the shares received upon such exercise in accordance with the terms of the tender offer.

  YOUR REPRESENTATIONS AND WARRANTIES; OUR ACCEPTANCE CONSTITUTES AN AGREEMENT

     A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our tender offer, as well as your representation and warranty to us that:

     - you have a "net long position" within the meaning of Rule 14e-4 in the shares or equivalent securities at least equal to the shares tendered; and

     - the tender of shares complies with Rule 14e-4.

     It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

     - has a "net long position" equal to or greater than the amount tendered in
       (i) the subject securities or (ii) securities immediately convertible into, or exchangeable or exercisable for, the subject securities and, upon acceptance of the tender, will acquire the subject securities by conversion, exchange or exercise; and

     - will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

     Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     Our acceptance for payment of shares tendered under our tender offer will constitute a binding agreement between you and us upon the terms and conditions of our tender offer described in this and related documents.

  U.S. FEDERAL BACKUP WITHHOLDING TAX

     Under the U.S. federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee in the tender offer must be withheld and remitted to the IRS, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that this number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the IRS. Therefore, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless the stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding. If backup withholding results in the overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

     Certain stockholders (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 14)) are not subject to these backup withholding rules. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or a Substitute Form W-8BEN, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from the depositary at the address and telephone and telephone number set forth in the back cover page of this Offer to Purchase. See Instructions 14 and 15 of the Letter of Transmittal.

     To prevent U.S. federal backup withholding tax equal to 28% of the gross payments made to stockholders for shares purchased under our tender offer, each stockholder who is a U.S. Holder and does not otherwise establish an exemption from the withholding must provide the depositary with the stockholder's correct taxpayer identification number and provide other information by completing the Substitute Form W-9 included with the Letter of Transmittal.

     EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING HIS, HER OR ITS QUALIFICATIONS FOR EXEMPTION FROM BACKUP WITHHOLDING AND THE PROCEDURE FOR OBTAINING ANY APPLICABLE EXEMPTION.

     For a discussion of U.S. federal income tax consequences to tendering stockholders, see Section 14.

  WITHHOLDING FOR NON-U.S. HOLDERS

     Even if a Non-U.S. Holder has provided the required certification to avoid backup withholding, the depositary will deduct U.S. federal withholding taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or its agent unless the depositary determines that a reduced rate of withholding is available under an applicable income tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the depositary a properly completed and executed IRS Form W-8BEN (or substitute form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the depositary a properly completed and executed IRS Form W-8ECI (or substitute form). A Non-U.S. Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or substitute form) generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the tender offer in the manner and to the extent described in
Section 14 as if it were a U.S. Holder. Additionally, in the case of a foreign corporation, such income may be subject to the branch profit tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The depositary will determine a shareholder's status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN (or substitute form) or IRS Form W-8ECI (or substitute form)) unless facts and circumstances indicate that reliance is not warranted.

     A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

     Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

  LOST OR DESTROYED CERTIFICATES

     If your certificate(s) for part or all of your shares have been lost, stolen, misplaced or destroyed, check the appropriate box in the Letter of Transmittal. You must complete an affidavit of loss and return it with your Letter of Transmittal. A bond will be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. Please call the depositary at 1-800-937-5499 to obtain an affidavit of loss and for further instructions as to the determination of the requirement for posting of a bond. Stockholders are requested to contact the depositary immediately in order to permit timely processing of this documentation. Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the depositary and not to us. Any documents delivered to us will not be forwarded to the depositary and will not be deemed to be properly tendered. See Instruction 16 of the Letter of Transmittal.

4.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of shares pursuant to the tender offer are irrevocable. With certain exceptions described in the next paragraph, tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the expiration date. Thereafter, tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, January 10, 2005 unless previously accepted for payment by us as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in purchasing shares or are unable to purchase shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the depositary may, on our behalf, retain all shares tendered, and the shares may not be withdrawn except as otherwise provided in this Section 4. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the tender offer.

     For shares held through our 401(k) Profit Sharing Plan and our Employee Stock Purchase Plan, please refer to the special instructions that are being sent to such plan participants for information about withdrawal rights and how to submit withdrawal instructions.

  WITHDRAWAL OF SHARES HELD IN PHYSICAL FORM

     For a withdrawal to be effective, a holder of shares held in physical form must provide a written, telegraphic or facsimile transmission notice of withdrawal to the depositary at its address set forth on the back cover page of this Offer to Purchase before the expiration date, which notice must contain:
(1) the name of the person who tendered the shares; (2) a description of the shares to be withdrawn; (3) the certificate numbers shown on the particular certificates evidencing the shares; (4) the signature of the stockholder executed in the same manner as the original signature on the Letter of Transmittal, including a signature guarantee by an eligible institution, if such original signature was guaranteed; and (5) if the shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A notice of withdrawal that lacks any of the required information will not be an effective withdrawal of a tender previously made.

  WITHDRAWAL OF SHARES HELD WITH THE BOOK-ENTRY TRANSFER FACILITY

     For a withdrawal to be effective, a holder of shares held with the book-entry transfer facility must: (1) call his or her broker and instruct the broker to withdraw the tender of shares by debiting the depositary's account at the book-entry transfer facility for all shares to be withdrawn; and (2) instruct the broker to provide a written, telegraphic or facsimile transmission notice of withdrawal to the depositary on or before the expiration date. The notice of withdrawal shall contain (a) the name of the person who tendered the shares; (b) a description of the shares to be withdrawn; (c) the name and the number of the account of the book-entry transfer facility to be credited with the withdrawn shares; and (d) if the shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal that lacks any of the required information will not be an effective withdrawal of a tender previously made.

     Withdrawals may not be rescinded, and any shares so withdrawn will thereafter be deemed not validly tendered for purposes of the tender offer; provided, however, that withdrawn shares may be re-tendered before the expiration date by following the procedures for tendering.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we, the information agent, the depositary nor any other person is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the tender offer and promptly after the expiration date, we will determine the purchase price, taking into consideration the number of shares tendered and the prices specified by tendering stockholders, announce the purchase price and, subject to the proration and conditional tender provisions of the tender offer, accept for payment and pay the purchase price for shares validly tendered and not withdrawn at or below the purchase price. Payment for all shares validly tendered on or prior to the expiration date and accepted for payment pursuant to the tender offer will be made promptly following consummation of the tender offer, subject to possible delay due to proration, but only after timely receipt by the depositary of: (1) certificates for such shares or confirmation of a book-entry transfer of such shares into the depositary's account at the book-entry transfer facility; (2) a properly completed and duly executed Letter of Transmittal or a manually signed copy thereof, with any required signature guarantees, or, in the case of a book-entry delivery, an agent's message; and (3) any other required documents.

     For purposes of the tender offer, we shall be deemed to have accepted for payment, and therefore purchased, subject to proration and conditional tenders, shares that are validly tendered and not withdrawn as, if and when we give oral or written notice to the depositary of our acceptance for payment of the shares. In the event of proration, we will determine the proration percentage and expect to be able to commence payment for tendered shares accepted for payment approximately seven to ten days after the expiration date. However, we do not expect to be able to announce the final results of any such proration until approximately seven to ten business days after the expiration date. We will pay for shares that we have purchased pursuant to the tender offer by depositing the aggregate purchase price therefore with the depositary. The depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON AMOUNTS TO BE PAID TO TENDERING STOCKHOLDERS, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     Certificates for all shares tendered and not purchased will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, the shares will be credited to an account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, promptly following the expiration date without expense to the tendering stockholder.

     Payment for shares may be delayed in the event of difficulty in determining the number of shares properly tendered or if proration is required. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the tender offer. See Sections 1 and 7.

     We will pay or cause to be paid any stock transfer taxes, if any, with respect to the sale and transfer of any shares to us pursuant to the tender offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 8 to the Letter of Transmittal.

     ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR, IN THE CASE OF A NON-U.S. HOLDER (AS DEFINED IN SECTION 14), A FORM W-8BEN, MAY BE SUBJECT TO REQUIRED U.S. FEDERAL BACKUP TAX WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. SEE SECTION 3.

6.  CONDITIONAL TENDER OF SHARES

     Under certain circumstances and subject to the exceptions set forth in
Section 1, we may prorate the number of shares purchased pursuant to the tender offer. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have shares sold pursuant to the offer treated as a sale of such shares by the stockholder, rather than the payment of a dividend to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a Letter of Transmittal or notice of guaranteed delivery must be purchased if any shares so tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned "Conditional Tender" in the Letter of Transmittal or, if applicable, the notice of guaranteed delivery. It is the tendering stockholder's responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale (rather than dividend) treatment. Each stockholder is urged to consult with his or her own tax advisor. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result in all cases.

     Any tendering stockholders wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are purchased. If the effect of accepting tenders on a pro rata basis would be to reduce the number of shares to be purchased from any stockholder (tendered pursuant to a Letter of Transmittal or notice of guaranteed delivery), below the minimum number so specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by the stockholder subject to a conditional tender pursuant to the Letter of Transmittal or notice of guaranteed delivery and regarded as withdrawn as a result of proration will be returned promptly after the expiration date.

     If conditional tenders that would otherwise be regarded as withdrawn because of proration would cause the total number of shares to be purchased to fall below 500,000, then, to the extent feasible, we will select enough conditional tenders that would otherwise have been withdrawn to permit us to purchase 500,000 shares. In selecting among these conditional tenders, we will select by lot and will limit our purchase in each case to the minimum number of shares designated by the stockholder in the applicable Letter of Transmittal or notice of guaranteed delivery as a condition to his or her tender.

7.  CONDITIONS TO THE TENDER OFFER

     Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after November 15, 2004 and before the expiration date any of the following events has occurred (or has been reasonably determined by us to have occurred) that, in our judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by us), makes it inadvisable to proceed with the tender offer or with acceptance for payment:

          (a) there shall have been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of MemberWorks and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of MemberWorks or any of its subsidiaries or materially impair the contemplated benefits of the tender offer to us;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court, government or governmental regulatory or administrative authority, agency or tribunal, domestic or foreign, that, in our reasonable judgment, could, directly or indirectly,
     (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares, (iii) materially impair the contemplated benefits of the tender offer to us or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of MemberWorks and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries' business;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, (iii) the occurrence, commencement or escalation of a war, armed hostilities or other calamity, whether occurring within or outside the United States, including, but not limited to, an act of terrorism, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could affect, the extension of credit by banks or other lending institutions in the United States, (v) any decrease of 10% or more in the market price of the shares or a 10% or greater decrease in the New York Stock Exchange Index, the Nasdaq Composite Index, the Dow Jones Industrial Average or the S&P 500 Composite Index, between the close of business on November 12, 2004, the last trading day before the commencement of the tender offer, and the close of trading on the last trading day prior to the expiration of the tender offer, or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), income, operations or prospects of MemberWorks and its subsidiaries or on the benefits of the tender offer to us, or (vi) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

          (d) a tender offer or exchange offer for any or all of the shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or has been publicly disclosed;

          (e) (i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of (A) more than 5% of the outstanding shares of either class of our common stock or (B) shares of our common stock representing 5% or more of the combined voting power of our common stock or of the voting power of either class of our common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than and to the extent disclosed in a Schedule 13D or Schedule 13G with the SEC on or before November 12, 2004), (ii) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 12, 2004, shall have acquired or proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of (A) an additional 2% or more of the outstanding shares of either class of our common stock or
     (B) shares of our common stock representing 2% or more of the combined voting power of our common stock or of the voting power of either class of our common stock or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities;

          (f) any change or changes shall have occurred or are threatened in our or any of our subsidiaries' business, condition (financial or other), income, operations, prospects or stock ownership that, in our reasonable judgment, has or could have a material adverse effect on us or our subsidiaries or on the benefits of the tender offer to us; or

          (g) the consummation of the tender offer and the purchase of the shares may cause the shares to be delisted from The Nasdaq National Market or to be eligible for deregistration under the Exchange Act.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time prior to the expiration of the tender offer, in our sole discretion and to the extent permitted by applicable law; all conditions must be satisfied or waived prior to the expiration of the tender offer. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

8.  PRICE RANGE OF SHARES; DIVIDENDS

     Our common stock is quoted and traded on The Nasdaq National Market under the symbol "VTRU". The table below shows the range of reported high and low closing sale prices per share of our common stock on The Nasdaq National Market for the periods indicated.

                                                               HIGH     LOW
                                                              ------   ------
FISCAL YEAR ENDED JUNE 30, 2001
  First Quarter ended September 30..........................  $37.06   $26.62
  Second Quarter ended December 31..........................   36.19    19.38
  Third Quarter ended March 31..............................   27.94    18.69
  Fourth Quarter ended June 30..............................   26.00    20.31
FISCAL YEAR ENDED JUNE 30, 2002
  First Quarter ended September 30..........................  $25.00   $17.90
  Second Quarter ended December 31..........................   21.00     7.98
  Third Quarter ended March 31..............................   18.93    14.26
  Fourth Quarter ended June 30..............................   18.53    16.27
FISCAL YEAR ENDED JUNE 30, 2003
  First Quarter ended September 30..........................  $18.80   $12.48
  Second Quarter ended December 31..........................   19.53    16.65
  Third Quarter ended March 31..............................   20.71    14.00
  Fourth Quarter ended June 30..............................   24.00    19.30
FISCAL YEAR ENDED JUNE 30, 2004
  First Quarter ended September 30..........................  $38.22   $19.75
  Second Quarter ended December 31..........................   34.00    24.16
  Third Quarter ended March 31..............................   36.77    26.96
  Fourth Quarter ended June 30..............................   35.02    26.89
FISCAL YEAR ENDED JUNE 30, 2005
  First Quarter ended September 30..........................  $29.28   $24.42
  Second Quarter ended December 31 (through November 12,
     2004)..................................................   34.97    24.70

     As of November 5, 2004, the closing sales price for our common stock as reported by The Nasdaq National Market was $31.874 per share. Stockholders are urged to obtain current market quotations for the shares.

     We have not declared or paid to date, and currently are not permitted by the terms of the credit agreement governing our senior secured credit facility to pay, any cash dividends. We anticipate that all of our earnings in the foreseeable future will be retained for use in our business. Our future dividend policy will depend on our earnings, capital requirements, financial condition, requirements, financial condition, requirements of the financing agreements to which we are a party and other factors considered relevant by our board of directors.

9. PURPOSE OF THE TENDER OFFER; CERTAIN ADDITIONAL EFFECTS OF THE TENDER OFFER; PLANS AND PROPOSALS

     We are making this tender offer because our board of directors has evaluated our operations, strategy and expectations for the future and believes that investing in our own shares is an attractive use of capital and an efficient means to provide value to our stockholders. The tender offer permits us to accelerate these purchases and we believe that the tender offer is a prudent use of our financial resources given our business profile, assets, recent trading volume and current market price. We believe that our current financial resources and debt capacity exceed the financial requirements of our business.

     We believe that the modified "Dutch Auction" tender offer set forth herein represents a mechanism to provide stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. This format of repurchase provides a method for stockholders not participating to increase their relative percentage interest in us and our future operations at no additional cost. The tender offer also provides stockholders with an opportunity to obtain liquidity with respect to their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

     We have previously repurchased shares as a means of increasing stockholder value. Pursuant to the repurchase program originally announced in 1997, we have repurchased through November 12, 2004, 9,270,993 shares of our common stock for total consideration of approximately $227 million, or an average price of $24.51 per share. Depending on market conditions and the availability of capital and subject to restrictions contained in the indenture governing our 9 1/4% Senior Notes due 2014, our board may authorize additional repurchases in the future. Pursuant to existing authority from the board, management may purchase an additional 1,179,007 shares in the future. However, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than in the tender offer, until at least ten business days after the expiration date.

     After the tender offer is completed, we believe that our anticipated cash flow from operations and access to other fundings will be adequate for our needs. However, our actual experience may differ from our expectations and there can be no assurance that our action in utilizing a portion of our capital in this manner will not adversely affect our ability to operate profitably or absorb possible losses in future periods. Future events may materially adversely affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources. See "Forward-Looking Statements".

     In setting the price range for our tender offer, our goal was to structure the size and price of our tender offer so that it would be appealing to stockholders who may be interested in selling their shares and beneficial to stockholders who may be interested in retaining their shares.

     We believe the tender offer may be attractive from the perspective of our stockholders for the following reasons:

     - The tender offer gives stockholders liquidity by giving them opportunity to determine the price or prices, not greater than $35.00 per share or less than $30.00 per share, at which they are willing to sell all or a portion of their shares and, if those shares are purchased in our tender offer, to sell their shares for cash without the usual transaction costs associated with open-market sales.

     - The tender offer provides stockholders with the opportunity to sell their shares for a price that may be greater than market prices prevailing prior to the announcement of the tender offer.

     - Any odd lot holders whose shares are purchased pursuant to the tender offer not only will avoid the payment of brokerage commissions for their sale of shares directly to us, but also will avoid any applicable odd lot discounts payable on sales of odd lots.

     - To the extent the purchase of shares in the tender offer results in a reduction in the number of stockholders of record, the costs to us for services to stockholders will be reduced.

     - The tender offer allows stockholders to sell a portion of their shares while retaining a continuing ownership interest in MemberWorks, subject to the attendant risk and rewards associated with owning equity securities.

     Stockholders who do not tender their shares pursuant to the tender offer will realize a proportionate increase in their relative ownership interest in us and, thus, in our future earnings and assets, subject to our right to issue additional shares and other equity securities in the future. Stockholders may be able to sell non-tendered shares in the future on The Nasdaq National Market or otherwise, at a net price higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future, which price may be higher or lower than the purchase price paid in the tender offer.

     The tender offer also presents some potential risks and disadvantages to us and our continuing stockholders:

     - The tender offer will result in a decrease in the amount of our cash.

     - The tender offer will reduce our "public float" (the number of shares owned by outside stockholders and available for trading in the securities markets). As of November 5, 2004, there were 10,022,083 shares issued and outstanding. Assuming we acquire 500,000 shares in the tender offer, 9,522,083 shares will be outstanding immediately after the tender offer. This may result in lower stock prices or reduced liquidity in the trading markets for our common stock in the future. However, based upon published guidelines of The Nasdaq National Market, we believe that following our purchase of shares pursuant to the tender offer, our remaining shares will continue to qualify to be listed on The Nasdaq National Market. The tender offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the tender offer and the purchase of shares will cause the shares to be delisted from The Nasdaq National Market. See Section 7.

     Neither we our board of directors makes any recommendation to any stockholder as to whether to tender all or any shares. Each stockholder must make his or her own decision whether to tender shares and, if so, how many shares to tender and at what price.

     Our directors, officers and employees who own shares may participate in the tender offer on the same basis as our other stockholders. Our directors and executive officers have advised is that they do not plan to tender any shares in the tender offer. We have also been advised by Messrs. Thomas Smith, Thomas Tryforos and Scott Vassalluzzo, who collectively comprise Prescott Investors and who own beneficially 15.5% of our outstanding common stock, that they do not intend to tender any shares. See Section 12 for information about the stock ownership of our directors and executive officers.

  CERTAIN ADDITIONAL EFFECTS OF THE TENDER OFFER

     Shares that we acquire pursuant to the tender offer will be cancelled and will have the status of authorized but unissued shares.

     The shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our stockholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of stockholders. We believe that the purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act. The tender offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the tender offer and the purchase of shares will cause our common stock to be eligible for deregistration under the Exchange Act. See Section 7.

     The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of the shares pursuant to the tender offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

  PLANS OR PROPOSALS

     Our board of directors has unanimously approved, and has recommended that our stockholders vote, at our 2004 Annual Meeting of Stockholders, in favor of an amendment to our Amended and Restated Certificate of Incorporation to eliminate the classification of our board of directors so that each director would stand for election annually (the "declassification amendment").

     All directors whose terms would not otherwise expire at the 2004 Annual Meeting have conditionally resigned (the "conditional resignation"), subject to approval and effectiveness the declassification amendment. In the event the stockholders approve the declassification amendment, the directors will no longer be designated as Class I, II or III directors, and all of the seven current directors will stand for election at the 2004 Annual Meeting. For such purpose, and in such event, the board of directors has nominated the seven current members of the board of directors for election under the Amended and Restated Certificate of Incorporation, as amended by the declassification amendment, for one-year terms, ending at the 2005 Annual Meeting or until their successors are duly elected and qualified.

     In the event the stockholders do not approve the declassification amendment, the conditional resignation shall not take effect and the board of directors has nominated the three Class II directors for election under the existing Amended and Restated Certificate of Incorporation, to serve for a three-year term expiring at MemberWorks' annual meeting in 2007 or until their successors are duly elected and qualified.

10.  INFORMATION CONCERNING MEMBERWORKS

     MemberWorks Incorporated, a Delaware corporation, began doing business as Cardmember Publishing Corporation in 1986, was organized as MemberWorks Incorporated in 1996 and has been doing business as Venture Incorporated since October 2004.

     MemberWorks is a marketing services leader, bringing value to consumers by designing innovative membership programs that tender offer members easy access to a variety of discounted products and services provided by MemberWorks' participating vendors. In April 2004, MemberWorks broadened the scope of its business by acquiring Lavalife Inc., a personals service. As a result of this acquisition, MemberWorks is now a leading global provider of web-based and interactive voice response based personals services.

  INCORPORATION BY REFERENCE

     We are subject to the information requirements of the Exchange Act, and, in accordance therewith, we file periodic reports and other information relating to our business, financial condition and other matters. We are required to disclose in these periodic reports certain information, as of particular dates, concerning the our directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of MemberWorks and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer tender offer Statement on Schedule TO which includes additional information with respect to the tender offer. This material and other information may be inspected at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the SEC's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains periodic reports and information statements and other information regarding registrants that file electronically with the SEC.

     We are incorporating by reference into this Offer to Purchase the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Offer to Purchase but is automatically updated and superseded by information in this Offer to Purchase. We incorporate by reference the documents listed below into this Offer to Purchase, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K), subsequent to the date of this Offer to Purchase and prior to the termination of the offer. The documents we incorporate by reference are:

     - Our Annual Report on Form 10-K for the year ended June 30, 2004, filed with the SEC on September 13, 2004.

     - Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed with the SEC on November 9, 2004.

     - Our Current Reports on Form 8-K filed with the SEC on September 10, 2004, October 12, 2004, October 20, 2004 and November 8, 2004.

     - Our Preliminary Proxy Statement on Form 14A filed with the SEC on October 13, 2004.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                            MemberWorks Incorporated
                            680 Washington Boulevard
                          Stamford, Connecticut 06901
                         Attention: Investor Relations
                           Telephone: (203) 324-7635

     Any stockholder requesting information should be sure to include his or her complete name and address in the request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

11.  SOURCE AND AMOUNT OF FUNDS

     Assuming that the maximum 500,000 shares are tendered in the tender offer at a price between $30.00 and $35.00 per share, the aggregate purchase price will be between $15.0 million and $17.5 million. We expect that our fees and expenses for the tender offer will be approximately $275,000.

     We intend to use available cash to fund the purchase of shares tendered in the tender offer and to pay related fees and expenses. The tender offer is not conditioned upon the receipt of financing.

12. INTEREST OF DIRECTORS, OFFICERS AND AFFILIATES; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES

     As of November 5, 2004, we had 10,022,083 shares issued and outstanding, and had reserved 3,318,196 shares for issuance upon exercise of outstanding stock options and 799,295 reserved for future grants under the stock option plans. The 500,000 shares that we are offering to purchase represent approximately 5% of our outstanding shares. As of November 5, 2004, our directors and executive officers as a group, 9 persons, beneficially owned an aggregate of 1,821,228 shares, including 1,080,652 shares covered by options granted under our stock option plan that are currently exercisable or exercisable within 60 days after November 5, 2004, representing approximately 16.4% of the outstanding shares, assuming the exercise by these persons of their presently exercisable options or options exercisable within 60 days after November 5, 2004. Directors, officers and employees of MemberWorks Incorporated who own shares may participate in the tender offer on the same basis as our other stockholders. We have been advised that none of our directors, executive officers or affiliates intend to tender any of their shares pursuant to the tender offer. We have also been advised by Messrs. Thomas Smith, Thomas Tryforos and Scott Vassalluzzo, who collectively comprise Prescott Investors and who own beneficially 15.5% of our outstanding common stock, that they do not intend to tender any shares

     Assuming we purchase 500,000 shares pursuant to the tender offer and our executive officers and directors, then after the purchase of shares pursuant to the tender offer, our executive officers and directors as a group would own beneficially approximately 17.2% of the outstanding shares, assuming the exercise by these persons of their currently exercisable options and options exercisable within 60 days after November 5, 2004.

     The following table sets forth certain information based on the latest available public information, with respect to the beneficial ownership of the our common stock as of November 5, 2004 by (i) each person known by us to beneficially own more than 5% of the outstanding shares of common stock, (ii) each director, (iii) each executive officer and (iv) all current directors and executive officers as a group:

                                                          NUMBER OF SHARES    PERCENTAGE OF
                                                            BENEFICIALLY       COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNERS                         OWNED(1)        OUTSTANDING(2)
-------------------------------------                    ------------------   --------------
Thomas W. Smith(3).....................................      2,253,593             22.5%
  323 Railroad Avenue
  Greenwich, CT 06830
Prescott Investors, Inc. ..............................      1,522,937             15.5%
  323 Railroad Avenue
  Greenwich, CT 06830
Newberger Berman LLC...................................      1,431,100             14.3%
  605 Third Avenue
  New York, NY 10158
Scott Vassalluzzo(4)...................................      1,430,760             14.3%
  323 Railroad Avenue
  Greenwich, CT 06830
Thomas N. Tryforos(5)..................................      1,427,974             14.2%
  323 Railroad Avenue
  Greenwich, CT 06830
Integral Capital Partners..............................        843,584              8.4%
  3000 Sand Hill Rd Suite 240
  Menlo Park, CA 94025
Waddell & Reed Asset Management Co. ...................        794,762              7.9%
  6300 Lamar Avenue
  Overland Park, KS 66202
Barclays Global Investors..............................        713,967              7.1%
  45 Freemont Street
  San Francisco, CA 94105
Ashford Capital Management, Inc. ......................        504,694              5.0%
  1 Walkers Mill Road
  Wilmington, DE 19807
DIRECTORS AND EXECUTIVE OFFICERS
Gary A. Johnson(6).....................................      1,110,261             10.5%
James B. Duffy(7)......................................        332,516              3.2%
Vincent DiBenedetto(8).................................        155,594              1.5%
Alec L. Ellison(9).....................................         66,134                *
Marc S. Tesler(10).....................................         55,593                *
Michael T. McClorey(11)................................         45,130                *
Edward M. Stern(12)....................................         27,000                *
Robert Kamerschen(13)..................................         28,000                *
Scott N. Flanders......................................          1,000                *
All current directors and executive officers as a group
  (9 persons)(6)(7)(8)(9)(10)(11)(12)(13)..............      1,821,228             16.4%

---------------

  *  Less than or equal to 1%.

 (1) Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The number of shares of common stock beneficially owned is determined under the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of such shares. Any reference in the footnotes below to stock options held by the person in question relates to stock options that are currently exercisable or exercisable within 60 days after November 5, 2004.

 (2) Calculated by taking the named persons' beneficial ownership as disclosed above as a percentage of the total number of shares outstanding of 10,022,083 as of November 5, 2004, plus any shares subject to options held by the person in question that are currently exercisable or exercisable within 60 days after November 5, 2004.

 (3) Includes 1,510,193 shares held by Prescott Investors, Inc. which Mr. Smith, as investment manager for Prescott Investors, Inc., may be deemed to beneficially own.

 (4) Includes 1,415,700 shares held by Prescott Investors, Inc. which Mr. Vassalluzzo, as investment manager for Prescott Investors, Inc., may be deemed to beneficially own.

 (5) Includes 1,367,366 shares held by Prescott Investors, Inc. which Mr. Tryforos, as investment manager for Prescott Investors, Inc., may be deemed to beneficially own.

 (6) Includes 510,261 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after November 5, 2004. Includes 54,000 shares held in trust for the benefit of Mr. Johnson's children. Mr. Johnson disclaims beneficial ownership of such shares.

 (7) Includes 307,651 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after November 5, 2004.

 (8) Includes 70,240 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after November 5, 2004.

 (9) Includes 50,000 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after November 5, 2004.

(10) Includes 50,000 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after November 5, 2004.

(11) Includes 42,500 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after November 5, 2004.

(12) Includes 25,000 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after November 5, 2004 of which Mr. Stern disclaims beneficial ownership of such shares.

(13) Includes 25,000 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after November 5, 2004.

     During fiscal 1997, the board of directors approved our 1996 Stock Option Plan (the "1996 Stock Option Plan"), which became effective upon the closing of the our initial public offering. Under the 1996 Stock Option Plan, the board can determine the date on which options can vest and become exercisable as well as the term of the options granted. During fiscal 1999, the board of directors and stockholders approved an increase in the number of shares of common stock reserved for issuance under the 1996 Stock Option Plan from 1,800,000 to 3,600,000. During fiscal 2002, we added an additional 2,000,000 options, which may be granted using treasury stock.

     During fiscal 1996, the board of directors and our stockholders approved the adoption of the 1995 Executive Officers' Stock Option Plan and the 1995 Non-Employee Directors' Stock Option Plan under which the board is authorized to grant 360,000 and 180,000 options, respectively, to acquire shares of common stock at a price per share equal to or greater than fair market value at the date of grant. Under the Executive Officers' Stock Option Plan, the board can determine the date on which options vest and become exercisable. Options become exercisable over a four-year period under the Non-Employee Directors' Stock Option Plan.

     Under the stock option plans described above, options generally become exercisable over a four to five year period and expire at the earlier of termination of employment or between five to ten years from the date of grant. There were 74,000 options granted to executive officers during 2004.

     At June 30, 2004, 4,206,000 shares of common stock were reserved for issuance under the stock option plans, of which 900,000 shares were eligible for future grant.

     Based on our records and on information provided to us by its directors, executive officers, and subsidiaries, except as provided below, neither MemberWorks nor any of its subsidiaries, directors or executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the shares during the 60 days prior to November 5, 2004. We purchased 187,300 shares in our open market repurchase program during such period.

     Except for outstanding options to purchase shares granted from to time to time over recent years to certain directors and employees, including executive officers pursuant to our stock option plans, and except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, or any of the directors or executive officers of any of our affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer with respect to any of our securities including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

13.  LEGAL MATTERS; REGULATORY APPROVALS

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated herein or of any approval or other action by, or any filing with, any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by us as contemplated by the tender offer. Should any approval or other action be required, we presently contemplate that we will seek the approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to this tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligations under the tender offer to accept for payment and pay for shares is subject to certain conditions. See Section 7.

14.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     General. The following discussion is a summary of the material U.S. federal income tax consequences to stockholders with respect to a sale of shares for cash pursuant to the tender offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, rulings, administrative pronouncements and judicial decisions, all in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder's particular circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans, U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, stockholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes or persons who received their shares through exercise of employee stock options or otherwise as compensation. In addition, the discussion below does not consider the effect of any alternative minimum taxes, foreign, state or local taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the shares are held as "capital assets" within the meaning of Section 1221 of the Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the Internal Revenue Service (the "IRS") with respect to the tax matters discussed below.

     As used herein, a "U.S. Holder" means a beneficial owner of shares that is
(i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a "Non-U.S. Holder" means a beneficial owner of shares that is neither a U.S. Holder nor a partnership. Without definite knowledge to the contrary, we will determine whether a stockholder is a Non-U.S. Holder by reference to the stockholder's address.

     If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of a sale of shares for cash pursuant to the tender offer.

     Each stockholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to that stockholder of tendering shares pursuant to the tender offer and the applicability and effect of any state, local or foreign tax laws and other tax consequences with respect to the tender offer.

  U.S. FEDERAL INCOME TAX TREATMENT OF U.S. HOLDERS

     Characterization of Sale of Shares Pursuant to the Offer. The sale of shares by a stockholder to MemberWorks Incorporated for cash pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder's particular facts and circumstances. Under Section 302 of the Code, the sale of shares by a stockholder to MemberWorks Incorporated for cash pursuant to the tender offer will be treated as a "sale or exchange" of shares for U.S. federal income tax purposes, rather than as a distribution by MemberWorks Incorporated with respect to the shares held by the tendering U.S. Holder, if the sale (i) results in a "complete termination" of the U.S. Holder's interest in MemberWorks Incorporated under Section 302(b)(3) of the Code, (ii) is a "substantially disproportionate" redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the "Section 302 Tests").

     The receipt of cash by a U.S. Holder will be a "complete termination" if either (i) the U.S. Holder owns no shares in MemberWorks Incorporated either actually or constructively immediately after the shares are sold pursuant to the tender offer, or (ii) the U.S. Holder actually owns no shares in MemberWorks Incorporated immediately after the sale of shares pursuant to the tender offer and, with respect to shares constructively owned by the U.S. Holder immediately after the tender offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such shares under procedures described in
Section 302(c) of the Code.

     The receipt of cash by a U.S. Holder will be "substantially disproportionate" if the percentage of the outstanding shares in MemberWorks Incorporated actually and constructively owned by the U.S. Holder immediately following the sale of shares pursuant to the tender offer is less than 80% of the percentage of the outstanding shares actually and constructively owned by the U.S. Holder immediately before the sale of shares pursuant to the tender offer.

     Even if the receipt of cash by a U.S. Holder fails to satisfy the "complete termination" test and the "substantially disproportionate" test, a U.S. Holder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the U.S. Holder's surrender of shares pursuant to the tender offer results in a "meaningful reduction" in the U.S. Holder's interest in MemberWorks Incorporated. Whether the receipt of cash by a U.S. Holder will be "not essentially equivalent to a dividend" will depend upon the U.S. Holder's particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction."

     Special "constructive ownership" rules will apply in determining whether any of the Section 302 Tests has been satisfied, U.S. Holders must take into account not only the shares that are actually owned by the U.S. Holder, but also shares that are constructively owned by the U.S. holder within the meaning of
Section 318 of the Code. Very generally, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as shares the U.S. Holder has an option to purchase.

     Contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests has been satisfied. Each U.S. Holder should be aware that, because proration may occur in the tender offer, even if all the shares actually and constructively owned by a stockholder are tendered pursuant to the tender offer, fewer than all of these shares may be purchased by MemberWorks Incorporated. Thus, proration may affect whether the surrender of shares by a stockholder pursuant to the tender offer will meet any of the Section 302 Tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of shares. A U.S. Holder should consult his or her own tax advisor regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof.

     U.S. Holders should consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of shares pursuant to the offer.

     Sale or Exchange Treatment. If any of the above three Section 302 Tests is satisfied, and the sale of the shares is therefore treated as a "sale or exchange" of shares for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder and such holder's adjusted tax basis in the shares sold pursuant to the tender offer. Generally, a U.S. Holder's adjusted tax basis for the shares will be equal to the cost of the shares to the U.S. Holder. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder's holding period for the shares that were sold exceeds one year as of the date of the purchase by MemberWorks Incorporated pursuant to tender offer. In the case of a U.S. Holder that is an individual, trust or estate, the maximum rate of U.S. federal income tax applicable to net capital gain on the shares held for more than one year is 15%. A U.S. Holder's ability to deduct capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that MemberWorks Incorporated purchases from the U.S. Holder pursuant to the tender offer.

     Distribution Treatment. If none of the Section 302 Tests is satisfied, the tendering U.S. Holder will be treated as having received a distribution by MemberWorks Incorporated with respect to the U.S. Holder's shares in an amount equal to the cash received by such holder pursuant to the tender offer. The distribution will be treated as a dividend, taxable as ordinary income to the extent of MemberWorks Incorporated's current or accumulated earnings and profits as determined under U.S. federal income tax purposes. Such dividend will be taxed in its entirety without a reduction for the U.S. Holder's adjusted tax basis of the shares exchanged and the adjusted tax basis of such exchanged shares will be added to the adjusted tax basis of the U.S. Holder's remaining shares, if any. The amount of the distribution in excess of MemberWorks Incorporated's current or accumulated earnings and profits will be treated as a return of the U.S. Holder's adjusted tax basis in the shares (with a corresponding reduction in such U.S. Holder's adjusted tax basis), and then as gain from the sale or exchange of the shares.

     If a sale of shares by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the "extraordinary dividend" provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding (i) whether a dividend-received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their shares. Provided that minimum holding period requirements are met, and subject to certain limitations for hedged positions, dividend income with respect to non-corporate U.S. Holders (including individuals) are eligible for U.S. federal income taxation at a maximum rate of 15% through 2008.

  U.S. FEDERAL INCOME TAX TREATMENT OF NON-U.S. HOLDERS

     Withholding by MemberWorks Incorporated. See Section 3 with respect to the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders.

     Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of shares for cash pursuant to the tender offer generally will not be subject to U.S. federal income tax if the sale is treated as a "sale or exchange" pursuant to the Section 302 Tests described above under "U.S. Federal Income Tax Treatment of U.S. Holders" unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is generally attributable to the U.S. permanent establishment maintained by such Non-U.S. Holder), (ii) in the case of gain realized by a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) the shares constitute a U.S. real property interest and the Non-U.S. Holder held, actually or constructively, at any time during the five-year period preceding the tender offer more than 5% of the shares of MemberWorks Incorporated. Shares of MemberWorks Incorporated will constitute a U.S. real property interest with respect to a Non-U.S. Holder if MemberWorks Incorporated is or has been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-U.S. Holder held shares or (ii) the five-year period ending on the date the Non-U.S. Holder sells shares pursuant to the tender offer. MemberWorks Incorporated does not believe that it is currently, or has been during the last five years, a United States real property holding corporation.

     Distribution Treatment.  If the Non-U.S. Holder does not satisfy any of the
Section 302 tests explained above, the full amount received by the Non-U.S. Holder with respect to the sale of shares to MemberWorks Incorporated pursuant to the tender offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder's shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital or as capital from the sale of shares will be determined in the manner described above under "U.S. Federal Income Tax Treatment of U.S. Holders." To the extent amounts received by a Non-U.S. Holder are treated as dividends, such dividends generally will be subject to U.S. federal withholding at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty and MemberWorks Incorporated has received proper certification. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

     A Non-U.S. Holder may be eligible to obtain a refund or credit of any excess amounts of U.S. federal withholding tax if the Non-U.S. Holder meets any of the three Section 302 Tests described above under "U.S. Federal Income Tax Treatment of U.S. Holders" with respect to the sale of shares pursuant to the offer, or is entitled to a reduced rate of withholding pursuant to an applicable income tax treaty (and MemberWorks Incorporated withheld at a higher rate), in either case, provided that an appropriate claim is filed with the IRS. Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (or, if provided in an applicable income tax treaty, dividends that are attributable to a U.S. permanent establishment) are not subject to U.S. federal withholding tax but instead are subject to U.S. federal income tax in the manner applicable to U.S. Holders, as described above. In that case, MemberWorks Incorporated will not have to withhold U.S. federal withholding tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty, if dividends or gain in respect of the shares are effectively connected with the conduct of a trade or business in the United States.

     Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of shares pursuant to the offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

     Backup Withholding. See Section 3 with respect to the application of the U.S. federal income tax backup withholding.

     401(k) Profit Sharing Plan and Employee Stock Purchase Plan. Please refer to the "Letter from Bankers Trust Co., NA to the Participants in the MemberWorks Incorporated 401(k) Profit Sharing Plan" or "Letter from Computershare Trust Company Incorporated to Participants in the MemberWorks Incorporated Employee Stock Purchase Plan," as applicable, together with the Offer to Purchase for a description of the special tax consequences that are applicable to shares held pursuant to those plans.

     Holders of Vested Stock Options. Holders of vested stock options who hold options which are intended to be "incentive stock options" for tax purposes should consult their own tax advisor as to the special tax consequences that may be applicable upon the exercise of any such options and the tender of the shares subject to such options into the tender offer in light of the requisite holding periods under the Code.

     The tax discussion set forth above is included for general information only. Stockholders should consult their own tax advisors as to the particular U.S. federal income tax consequences to that particular stockholder of tendering shares pursuant to the tender offer and the applicability and effect of any state, local or foreign tax laws and other tax consequences with respect to the tender offer.

15.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

     We expressly reserve the right, in our sole discretion at any time and from time to time, to extend the period of time during which the tender offer is open by giving oral or written notice of the extension to the depositary and making a public announcement of such extension. During any extension, all shares previously tendered will remain subject to the tender offer, except to the extent that shares may be withdrawn as set forth in Section 4. We also expressly reserve the right, in our sole discretion, (i) to terminate the tender offer and not accept for payment any shares not previously accepted for payment or, subject to Rule 13e-4(f)(5) under the Exchange Act which requires us either to pay the consideration offered or to return the shares tendered promptly after the termination or withdrawal of the tender offer, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof, by giving oral or written notice of the termination or postponement to the depositary and making a public announcement of such termination or postponement and (ii) to amend the tender offer in any respect. Amendments to the tender offer may be effected by public announcement.

     Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change.

     Without limiting the manner in which we may choose to make public announcement of any extension, termination or amendment, we shall have no obligation, except as otherwise required by applicable law, to publish, advertise or otherwise communicate any public announcement, other than by making a release to PR News Wire, Dow Jones News Service, or another comparable news service.

     If we materially change the terms of the tender offer or the information concerning the tender offer, or if we waive a material condition of the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) under the Exchange Act. Those rules require that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer, other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the terms or information. In a published release, the SEC has stated that in its view, a tender offer should remain open for a minimum of five business days from the date that notice of
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a material change is first published, sent or given. If (1) we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the tender offer and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares of common stock and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this
Section 15, the tender offer will be extended until the expiration of such period of ten business days.

16.  FEES AND EXPENSES

     The Altman Group, Inc. will act as the information agent in connection with the tender offer. The Altman Group may contact stockholders by mail, telephone, facsimile, telex, telegraph, other electronic means and in person, and may request brokers, dealers and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. We have agreed to indemnify The Altman Group, Inc. against certain liabilities, including liabilities under the federal securities laws, in connection with the tender offer.

     We have retained American Stock Transfer and Trust Company as depositary in connection with the tender offer. We have agreed to indemnify the depositary against certain liabilities, including liabilities under the federal securities laws, in connection with the tender offer.

     The information agent and depositary will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. The amount of such compensation is not material to us. Neither the information agent nor the depositary has been retained to make solicitations or recommendations in connection with the tender offer.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the tender offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the tender offer to their customers.

17.  MISCELLANEOUS

     The tender offer is being made to all holders of shares. We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to, nor will tenders be accepted from or on behalf of, holders of shares in that jurisdiction. In those jurisdictions whose securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of these jurisdictions.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR MAKE ANY REPRESENTATION ON OUR BEHALF IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL OR IN THE OTHER DOCUMENTS THAT CONSTITUTE A PART OF THE TENDER OFFER. IF GIVEN OR MADE, YOU SHOULD NOT RELY ON THAT INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US.

                            MEMBERWORKS INCORPORATED
                               November 15, 2004

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     The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by the stockholder or the stockholder's broker, dealer, bank, trust company or other nominee to the depositary at the address listed below. Any questions concerning tender procedures may be directed to the depositary at the telephone number listed below.

                    The depositary for the tender offer is:
                   AMERICAN STOCK TRANSFER AND TRUST COMPANY
                      59 Maiden Lane, Plaza Level -- Lobby
                               New York, NY 10038
                           Toll Free: (800) 937-5499

     Questions and requests for assistance may be directed to the information agent at the telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery or any other tender offer materials may be obtained from the information agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the tender offer.

                 The information agent for the tender offer is:
                             THE ALTMAN GROUP, INC.
                            1275 Valley Brook Avenue
                              Lyndhurst, NJ 07071
                           Toll Free: (800) 780-7314
                   Banks/Brokers Please Call: (201) 460-1200

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